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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE - SEPTEMBER 20, 2002

                    NS GROUP ANNOUNCES ORGANIZATIONAL CHANGES

  COMPANY CONTINUES TO FOCUS ON OPERATIONAL EXCELLENCE AND CENTRALIZED SERVICES

(NEWPORT, KENTUCKY - SEPTEMBER 20, 2002) (NYSE: NSS) NS Group, Inc. announced today that the company implemented several organizational changes emphasizing operational excellence and centralizing corporate services thereby streamlining costs.

Rene J. Robichaud, president and chief executive officer said, "We initiated our re-organizational efforts in June 2002 when we announced the coordination of our sales and marketing efforts for our seamless and welded tubular products and the opening of a Houston sales office. This move brings us closer to many customers and allows for improved customer service."

"We are continuing with our re-organizational efforts in order to focus on operational excellence and customer service," said Robichaud. "As such, we will be centralizing most of our support services, which include finance, accounting, purchasing, human resources, and information services. The centralization process provides greater efficiencies and further lowers costs."

In the interest of enhancing operational excellence, the company has promoted Thomas J. Weber to vice president - manufacturing of NS Group. Since joining the company in 1995, Mr. Weber has served as vice president - operations for both Newport Steel, the company's welded tubular products subsidiary, and Koppel Steel, the company's seamless tubular products subsidiary.

"Tom has over 34 years of tubular manufacturing experience and brings a wealth of knowledge and technical skills to this new role," Robichaud said.

William W. Beible, Jr., has resigned as executive vice president and chief operating officer, effective September 30, 2002. Mr. Beible joined the company in 1998 as president and chief operating officer of Koppel Steel and served as COO of NS Group since May 2000.

"The company expresses deep gratitude to Bill for his leadership and years of dedicated service," Robichaud said.

The Houston sales office is scheduled to open by the end of the year.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain

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foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

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CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                  (859) 292-6814
                  www.nsgrouponline.com